Exhibit 14.1

TABLE OF CONTENTS

Our Core Values	3
Letter from Our CEO	4
Our Mission	5
The Family of Bio-Rad’s Codes of Conduct	6
Our Core Values	7

Seeking Guidance and Reporting Concerns	8
Asking Questions and Raising Concerns	9
No Retaliation	11
Violations of This Code	11
Cooperation with Investigations	12
Higher Expectations for Supervisors and Managers	12
Compliance with the Law	13

Maintaining Integrity in the Workplace	14
We Foster an Inclusive and Positive Work Environment	15

Maintaining Integrity with Our Customers and Business Partners	16
Bio-Rad is Subject to a Set of Interlocking Rules	17
Anti-Corruption Compliance	18
Interacting with Healthcare Professionals and Healthcare Organizations	20
Gifts and Entertainment	21
Avoiding Conflicts of Interest	24
Competing Fairly and Following Competition/Antitrust Laws	26
Gathering Competitor Information	27
Research and Development	27
Complying with Trade Controls and Sanctions	28
Assuring Product Quality and Safety	30
Purchasing and Supplier Relations	30

Maintaining Integrity for Our Company and with Our Stockholders and Communities	31
Accuracy of Records and Internal Controls	32
Preventing Money Laundering	33
Avoiding Insider Trading	33
Safeguarding Our Assets and Reputation	34
Protecting Company Information	37
Charitable Contributions and Community Impact	38
Communicating with Media and Investors	38
Protecting the Environment	39
Political Activities	39

Dear Colleague,

Bio-Rad has a long history of providing high-quality products and services that advance scientific discovery and improve healthcare. As we have grown, our success has been guided by our commitment to integrity in everything we do. This means conducting ourselves in a professional and ethical manner and complying with applicable laws and regulations.

This revised and updated “Bio-Rad Code of Business Ethics and Conduct” addresses new laws, rules, regulations, and standards of conduct that govern our business operations. Our revised Code sets forth the cornerstones of our business operating philosophy. It includes policies and procedures that are necessary to ensure responsible business practices and high ethical standards.

The Code applies to all employees, officers, and directors at Bio-Rad and its subsidiaries worldwide, regardless of job function or seniority. Where appropriate, these policies may also extend to contractors and other third parties.

Please take the time to carefully read this Code to better understand how these policies and procedures apply to you on a daily basis. Along the way, if you have any questions, please discuss them with your supervisor or manager. You may also discuss any questions you might have about the Code with Human Resources, Legal, or Corporate Compliance.

No matter what position you have at Bio-Rad, each of us plays a vital role in upholding Bio-Rad’s long-standing reputation for integrity and quality.

I expect everyone to abide by this Code and continue to operate with the highest integrity to ensure the continued success of Bio-Rad.

Thank you,

Norman Schwartz

President & CEO

Bio-Rad Laboratories, Inc.

5 Our Core Values

Our Mission

To provide useful, high-quality products that advance scientific discovery and improve healthcare

The Purpose of this Code

This Code serves as a guide to help us make honest and ethical business choices. It is intended to help us comply with applicable laws, rules, and regulations and Bio-Rad's policies. This Code cannot address every possible situation that might arise in our day-to-day performance of job duties, nor does it address every law or Bio-Rad policy. This Code, however, demonstrates our values and provides guidelines and resources to help us do the right thing and act with integrity in all that we do. Bio-Rad is committed to an organizational culture that encourages ethical conduct and a commitment to compliance with law.

The Family of Bio-Rad Codes of Conduct

There are three Bio-Rad Codes of Conduct, which govern our conduct and the conduct of our business partners.

The Bio-Rad Code of Business Ethics and Conduct applies to all Bio-Rad workforce members. Workforce members include the Board of Directors, full- and part-time employees, and temporary and leased workers.

The Channel Partner and Consultant Code of Conduct applies to business partners who (i) act on Bio-Rad’s behalf, and (ii) interact with government or government officials, healthcare professionals and healthcare organizations, or customers. This Code is more extensive than the Supplier Code of Conduct due to the additional obligations that these organizations have as a result of acting on behalf of Bio-Rad.

The Supplier Code of Conduct applies to all other entities that provide services or products to Bio-Rad.

Bio-Rad Code of Business Ethics and Conduct	Bio-Rad Channel Partner and Consultant Code of Conduct	Bio-Rad Supplier Code of Conduct

Applies to Bio-Rad workforce members Examples: • Directors • Officers • Employees • Temporary workers • Leased workers

Applies to Channel Partners and Consultants who act on behalf of Bio-Rad

Channel Partners

Examples:

•    Distributors

•    Agents

•    Group Purchasing Organization

•    Resellers

•    Sales consultants

Consultants

Examples:

•    Regulatory consultants

•    Travel agents

•    Meeting planners

•    Logistics providers

•    Law firms and auditors

•    Immigration consultants

Applies to those who provide products or services to Bio-Rad

Examples:

•    Raw material suppliers

•    Original Equipment Manufacturer

•    Janitorial services providers

•    Office supplies vendors

•    All providers that do not fall under the Channel Partner and Consultant Code of Conduct

Our core values shape the culture and define the character of our company. They guide how we behave and make decisions

Innovation

•	Create value through product innovation and improvements.

•	Seek innovative ways to introduce new ideas and approaches to solve existing and new challenges.

•	Develop new ideas—and run with them.

•	Build mutually successful relationships with customers to better understand their needs.

Involvement

•	Serve humanity.

•	Advance scientific discovery and improve the quality of healthcare.

•	Be committed to our customers.

•	Get involved and make a difference.

•	Promote science education and literacy.

Independence

•	Remain flexible to meet the immediate and long-term needs of our customers.

•	Focus on long-term growth.

•	Make the right decisions—at the right time.

•	Pursue new opportunities.

Integrity

•	Integrity in the workplace.

•	Integrity with our customers and business partners.

•	Integrity within our company and in our communities.

  POINTS TO REMEMBER

When you are faced with a difficult decision that raises a compliance or ethical issue, it can help to ask yourself the following questions about a proposed course of action:

1.	Would the action violate our core values, Bio-Rad policy, this Code, or the law?

2.	Would I be ashamed or embarrassed if others learned of my action?

3.	Would Bio-Rad’s reputation be harmed by my action?

Asking Questions and Raising Concerns

You are responsible for conducting all Bio-Rad business legally and ethically. From time to time, you may have a question about the law, this Code, or Bio-Rad’s policies—or suspect that a violation of one of these has occurred. Do not hesitate to ask questions or report actual or potential violations.

Raising concerns can help Bio-Rad reduce risks, improve processes, and solve problems. You must act in “good faith,” which means that you come forward with a suspicion you have reason to believe is true, even if it is later determined that no wrongdoing occurred. You do not have to be correct, but you must act in good faith.

Bio-Rad has multiple resources in place for responding to questions and concerns.

How to Ask a Question or Report a Concern

In many cases, your immediate supervisor or manager is likely to be the person who can assist you with questions and concerns. Sometimes, however, it may be more appropriate to direct your question or concern to someone else. You may seek guidance from, or make a report to, any of the following resources:

•	Your immediate supervisor or another manager

•	Your local Human Resources representative

•	The Corporate Compliance Department

•	The Legal Department

•	The Bio-Rad Integrity Helpline. The Integrity Helpline is operated by an independent third party. It is available at www.Bio-Rad.Integrity.Ethicspoint.com. The Integrity Helpline is available to Bio-Rad workforce members, officers, directors, business partners, and other third parties, except where prohibited by local law.

•	The Integrity Helpline operates 24 hours a day, seven days a week via local telephone numbers and via the internet. In the event that you work in a country with laws that restrict the topics that can be reported via a hotline, the Integrity Helpline will redirect you to other appropriate Bio-Rad reporting channels. Operators are available who speak your local language.

•	The Audit Committee of the Board of Directors. You may contact the Audit Committee directly regarding any concerns relating to an accounting, internal accounting controls, or auditing matter. Contact by mail at Bio-Rad Laboratories, Inc., Attn: Audit Committee, Mail Stop: 1-116, 2000 Alfred Nobel Dr., Hercules, CA 94547, USA, or by email at audit_committee@bio-rad.com.
Q	When should I speak out?

A	If you believe that this Code or Bio-Rad policy has been violated, then you are expected to speak out promptly. Your first point of contact is usually going to be your manager.

Q	I just learned about a regulatory change that went into effect 60 days ago, which the product team I lead didn’t build into the new version of our product. I estimate it would cost about $45,000 for the changes. Stopping progress to make the changes will hurt our launch date, and we want to get this critical new product out to customers. I’m told that the legal fine for not complying with this new regulation would be about $6,000. Should I speak up, since the fine is so much smaller than the cost of the update?

A	Yes. You should always report concerns about violations or potential violations of law, regardless of the dollar amount or the impact on our business.

Q	Can I contact the Integrity Helpline if I just have a question?

A	Yes. You can use the Integrity Helpline to ask a question. It’s not only for reporting allegations or concerns.

Confidentiality and Anonymity

Bio-Rad will treat the information that you report as confidentially as possible. If you are uncomfortable identifying yourself, you may report anonymously, unless prohibited by local law. You are, however, encouraged to share your identity when you report because it may be more difficult to thoroughly investigate anonymous reports and this permits Bio-Rad to conduct the most thorough investigation possible.

You should include in your report relevant dates, names, locations, and other details, if possible, to facilitate the investigation. Even if you do not have all the facts or are unsure whether there is a problem, you are still encouraged to submit your concern.

After You Make a Report

Regardless of how you choose to report, Bio-Rad will take all reports of actual or suspected misconduct seriously and address them promptly. Appropriate personnel will carefully investigate the reports. If the report is substantiated, Bio-Rad will then take appropriate disciplinary and corrective action. As a reporter, you will be notified when the investigation is complete and whether the report was substantiated.

  FOR MORE INFORMATION, SEE:

          Investigation Guidelines for Employees

Q	Can I remain anonymous when using the Bio-Rad Integrity Helpline?

A	The Integrity Helpline is operated by an external provider to help ensure anonymity. In most cases, you may remain anonymous when using the Integrity Helpline. However, in certain countries this may not be the case due to local legal restrictions.

No Retaliation

Bio-Rad will not tolerate any form of retaliation against a workforce member who reports an ethical concern in good faith or participates in an investigation of a possible violation of our Code. If you experience or witness such retaliation, please report it. Anyone who engages in retaliatory action will face disciplinary action.

By reporting misconduct, we help contribute to the ethical culture at Bio-Rad. Bio-Rad recognizes that, to preserve a culture of integrity and respect, we must protect those who report in good faith and who cooperate in good faith with investigations of such reports.

If you believe that you or someone else has been subject to retaliation, you should report this to the Human Resources Department, Corporate Compliance Department, or via the Integrity Helpline.

Violations of This Code

All workforce members must adhere to the law, this Code, and Bio-Rad’s policies. Violations may result in serious consequences. Bio-Rad will investigate alleged violations in compliance with applicable laws and according to the appropriate internal investigation process. Violations may lead to disciplinary action, up to and including termination of employment, as well as possible civil or criminal penalties.

Q	I called the Integrity Helpline to report misconduct that I thought had occurred. Then I learned that I was wrong and no policy had been broken. Can I be retaliated against?

A	No, Bio-Rad prohibits retaliation of any kind for a report made in good faith.

Cooperation with Investigations

Bio-Rad is committed to the prompt investigation of reports brought forward. It is important to provide all information requested in any investigation conducted by Bio-Rad. Bio-Rad may elect not to commence an investigation if a report contains only unspecified wrongdoing or broad allegations without adequate informational support.

We must always do our best to provide accurate information and to not make untrue or misleading statements or encourage anyone else to do so. It is a violation of this Code to knowingly report any false concern or misleading statement to Bio-Rad. Such action may subject the reporting person to discipline as set forth above in “Violations of This Code.”

Government agencies and others outside of Bio-Rad may request information from or about Bio-Rad. In the context of an investigation, if you are contacted by a government agency, a non-Bio-Rad workforce member, or an outside investigator, you should contact the Legal Department immediately.

Higher Expectations for Supervisors and Managers

While this Code applies to all Bio-Rad workforce members, officers, and directors, we place particularly high expectations on our supervisors and managers because of their role as leaders within Bio-Rad.

If you are a supervisor or manager, you must lead by example and be an ambassador for the principles set forth in this Code. This means discussing this Code with workforce members, promoting the importance of ethical behavior, and creating a positive work environment so that workforce members are comfortable raising concerns and asking questions.

You must also be knowledgeable about this Code and the policies and procedures referenced in this Code, and you must be familiar with the relevant portions of the Bio-Rad Management Guidelines.

As a supervisor or manager, it is also your responsibility to make a timely report of a violation of this Code or any other unethical or illegal conduct, whether you witness the misconduct yourself, receive a report about it, or otherwise have knowledge of or suspect it.

Q	I was asked to be interviewed as part of an investigation, but I don’t want to get involved. Do I have to agree to be interviewed?

A	Yes. You are required to cooperate with company investigations and provide any relevant information that you have. Your assistance in investigations is important and can help make Bio-Rad a better place to work.

Please remember that Bio-Rad does not tolerate retaliation in any form against someone who reports an ethical concern in good faith or who participates in an investigation by being interviewed.

Q	I’m a new manager on a sales team, and a team member approached me with a financial allegation against another team member. Can I launch my own quick investigation?

A	No. Managers and supervisors may not conduct their own informal investigations, or decide on their own whether or not to report an allegation.

Compliance with the Law

The global nature of our business means that we must understand and comply with laws and regulations in many jurisdictions, governing many different topics, as well as Bio-Rad’s own policies and procedures. When these laws, local customs, or business practices conflict with U.S. law or the rules set forth in this Code or Bio-Rad’s policies, we must obtain prior permission from the Legal Department before conforming to them. In all locations where we do business, we are obligated to conduct business ethically, to use good judgment, and to avoid conduct that could compromise, or appear to compromise, our integrity.

If you perceive a conflict between this Code and local law, you should:

•	First, get advice. Laws are complex. You can reach out to the Legal Department or the Corporate Compliance Department for input.

•	Follow the local law if complying with any part of this Code would cause you to violate local law.

•	Comply with this Code if the conflict is between our Code and local custom.

•	Follow the more restrictive policies if your business unit or location has policies that are more restrictive than this Code.

  FOR MORE INFORMATION, SEE:

          Management Guidelines

We foster an inclusive and positive work environment

We maintain integrity in the workplace by acting with respect toward our colleagues. We understand and act in compliance in areas such as those listed below.

•	Bio-Rad prohibits unlawful discrimination or harassment on the basis of race, color, creed, sex (including gender information, gender identity, and gender expression or pregnancy, childbirth, or related conditions), sexual orientation, religion, marital status, age, national origin, citizenship status, physical or mental disability, medical condition, veterans’ status, genetic information, or any other consideration specifically prohibited by law.

Bio-Rad is committed to the principles of equal opportunity and dedicated to being an equal opportunity employer. Bio-Rad will comply with all applicable laws that address equal employment opportunities for all its employees and job applicants.

•	You are responsible for maintaining Bio-Rad’s commitment to safety and security. Observe all safety policies, including wearing protective clothing and equipment; proper handling, storage, use, and disposal of hazardous materials; and the safe operation of machinery and equipment. The possession of weapons in the workplace and the use or distribution of alcohol, illegal drugs, or controlled substances is strictly prohibited. You may not report to work or engage in Bio-Rad business while impaired by or under the influence of alcohol or the illegal use of any drug. Immediately report any illegal or intimidating behavior, threats, or acts of violence against any employees, customers, vendors, or visitors, or against Bio-Rad property.

  FOR MORE INFORMATION, SEE:

          Employee Handbook

Maintaining Integrity with Our Customers and Business Partners

Bio-Rad is subject to an interlocking set of rules regarding our business partner interactions

This Code applies to all of our interactions with all of our customers and business partners.

It is important to remember that additional obligations and standards of conduct apply when we are interacting with business partners or customers who are healthcare professionals or healthcare organizations.

Even stricter standards apply to our conduct when we are interacting with governments or government officials.

Anti-Corruption Compliance

Bio-Rad is committed to complying with applicable anti-corruption laws, including those governing our dealings with U.S. federal and state officials, the U.S. Foreign Corrupt Practices Act (FCPA), the UK Bribery Act 2010, and the anti-corruption and anti-bribery laws of the countries where we operate.

We prohibit bribery in all forms, including bribery of government officials and commercial business partners, as well as the solicitation or acceptance of bribes. We expect Bio-Rad workforce members and business partners acting on our behalf to comply with all applicable anti-corruption laws and the principles of this Code.

Interacting with Governments and Government Officials

The FCPA and other applicable anti-corruption laws are clear: you may not directly or indirectly (through another party), do any of the following to improperly influence a government official:

•	Offer or give something of value

•	Request or receive something of value

In addition, many laws, including those regulating dealings with U.S. officials, set special requirements and restrictions on our interactions with a government or government official. We must be aware of the restrictions and prohibitions that apply to those interactions.

In some cases, dealings with the spouse or immediate family member of any of the persons mentioned above could also subject you or Bio-Rad to the same scrutiny as if you were dealing with the official.

  FOR MORE INFORMATION, SEE:

        Anti-Corruption Policy: II b, c, f

        Fee for Service Arrangements SOP

        Funding and Sponsorships of Third Party Meetings SOP

        Bio-Rad Channel Partner and Consultant Code of Conduct

Q	I know that building relationships is important. A colleague proposed yesterday that we take a certain government official out for golf and dinner. We would have plenty of time to tell her about our new product line, which I am sure would help the country’s hospitals with their modernization plan. I am told that this is common practice in the country concerned. Is this OK?

A	No. Even common business gifts and courtesies may be unlawful when provided to government officials or the manager of a government-owned business. Seek advice beforehand on applicable laws and regulations. Speak to your manager or to the Corporate Compliance Department.

KEY TERMS

Bribery: the offering, giving, authorizing, or promising of anything of value to improperly influence an official decision in order to obtain or retain business or in pursuit of other business advantage. Items of value may include cash, goods, products, free services, or gifts.

Kickback: providing anything of value as a reward for influencing an official decision for business advantage.

Government official: defined very broadly to include, but is not limited to, an officer, workforce member, or representative of a government or governmental department or agency or a fully or partially government-owned enterprise (for instance, a doctor or lab technician employed by a government agency or public university), a political party or official, a candidate for political office, or an officer or workforce member of a public international organization (for example, World Bank).

Prohibition of Commercial Bribery

Many anti-corruption laws, including the UK Bribery Act 2010, apply to our business dealings with not just government officials, but commercial business partners as well. As a result, we must not engage in commercial bribery. This form of bribery occurs when we offer or give to a non-government person something of value, including a business courtesy, with the intent of obtaining or retaining business or otherwise improperly influencing a company’s business affairs.

Commercial bribery can carry steep consequences. We must all use good judgment and ensure no improper gift or other thing of value is offered, provided, or accepted in connection with any of our customers or business partners (including suppliers).

Use of Business Partners

Bio-Rad prohibits business partners acting on our behalf from engaging in bribery and corruption. We cannot hire or permit business partners who interact with current or potential customers or government officials (for example, distributors, sales agents, regulatory consultants, freight forwarders, etc.) to do something we are not allowed to do ourselves.

We cannot ignore evidence of bribery or other misconduct by business partners acting on our behalf. It is critical that we engage only reputable, qualified intermediaries, that we require strict compliance with all applicable anti-corruption laws and Bio-Rad policies, and that we monitor these business partners closely.

  POINTS TO REMEMBER

•	Bio-Rad prohibits bribery in all forms, including bribery of government officials and commercial business partners, and solicitation or acceptance of bribes or kickbacks by Bio-Rad workforce members.

•	Bio-Rad does not permit its workforce members or agents working on the company’s behalf to make “facilitating payments,” which are small payments requested by low-level government officials to facilitate non-discretionary official acts, such as expediting permit applications or customs clearances.

•	We must seek all necessary approvals before retaining a business partner, ensure that the business partner is qualified and reputable, and appropriately monitor the business partner’s activities.

Interacting with Healthcare Professionals and Healthcare Organizations

Many countries in which we do business have special laws that govern our interactions with healthcare professionals (HCPs) and healthcare organizations (HCOs). If your job brings you in contact with these parties, be sure that your interactions:

•	Are for valid business purposes

•	Are consistent with law, this Code, and Bio-Rad’s policies regarding interactions with healthcare professionals

•	Do not (in fact or appearance) inappropriately influence any medical or purchasing decisions made by healthcare professionals

•	Include any transfers of value at fair market value

In addition, certain jurisdictions, including the United States, require Bio-Rad to publicly report certain payments to healthcare professionals, organizations, and facilities. Relevant transactions, such as gifts, travel reimbursements, consulting payments, product samples, and loans of instruments, need to be properly recorded in accordance with Bio-Rad’s policies and procedures regarding interactions with healthcare professionals and organizations. Some jurisdictions in the United States also ban Bio-Rad from providing certain items, such as gifts, meals, and continuing education credits, to healthcare professionals.

  FOR MORE INFORMATION, SEE:

        Anti-Corruption Policy: II c.6, III e; II c.5, III c.

        Global Spend Transparency Policy

        Fee for Service Arrangements SOP

        Bio-Rad Channel Partner and Consultant Code of Conduct

Q	I am working outside the United States. I want to hire a U.S.-licensed doctor to do some consulting here. Do I have to document and report internally payments made to the doctor?

A	Yes, payments Bio-Rad makes to U.S. healthcare professionals must be documented and reported internally regardless of the country where the consulting (or any other service) is performed. Contact the Corporate Compliance Department for guidance on how to report these payments. This applies to other countries as well.

KEY TERMS

Healthcare professional (HCP): any person who interacts directly with patients for the diagnosis or treatment of the patient, and is licensed to prescribe drugs for medical use or is in a position to arrange for or recommend the purchase, prescription, or formulary placement of any Bio-Rad product.

Healthcare organization (HCO): hospitals, clinics, medical practices, universities, healthcare-related professional organizations, medical societies, payors, distributors/wholesalers, and other entities in a position to arrange for or recommend the purchase or placement of any Bio-Rad product.

Gifts and Entertainment

In developing strong working relationships with our current or potential customers and business partners, including healthcare professionals and suppliers, providing certain business courtesies—including modest, infrequent gifts and entertainment for a legitimate business purpose—may be appropriate.

Giving Gifts

We may never offer or give a gift, entertainment, or other business courtesy to improperly influence any person, whether a government official, an employee of another company, or any other individual.

Certain types of gifts are not permitted at all, including:

•	Cash and cash equivalents, for example, gift cards

•	Tickets to sporting events or concerts

•	Contributions to political parties or candidates

•	Unapproved event sponsorships and charitable contributions

•	Any type of kickback or similarly unlawful behavior

  POINTS TO REMEMBER

•	We must comply with the special rules that apply to business courtesies with healthcare professionals, as described here.

•	Business courtesies must comply with Bio-Rad’s policies, approval processes, and record keeping requirements. This includes obtaining prior approval from the Corporate Compliance Department via the online system before anything of value is given or offered.

Q	It is very common at the end of the year for certain customers of my business group to request a donation to pay for one of their holiday parties. Is it appropriate to make this payment?

A	No. No legitimate business purpose is served by providing money or food for such a party. You can explain that you are not allowed by our policy to contribute.

Q	Can I send my biggest lab customer chocolates at year end?

A	No. That entity is a healthcare organization (HCO), and gifts to HCOs are prohibited. The only gifts we can give to an HCO must be of an educational nature and are subject to additional restrictions. A box of chocolates is not educational.

KEY TERMS

Business courtesy: can include gifts, meals or entertainment, training, sponsorships, marketing studies, speaker’s fees, or charitable contributions.

Modest and infrequent courtesies for a legitimate business purpose may be appropriate.

Receiving Gifts

Bio-Rad workforce members and members of their immediate families must not request or accept any gifts, gratuities, kickbacks, or payments that are intended to influence decision-makers or could be construed as such.

This applies to customers, suppliers, consultants, or any other persons with whom we do, or potentially could do, business. The occasional acceptance of token gifts or meals is permitted during legitimate business discussions. The value of such items should be nominal.

We may never accept gifts or other business courtesies improperly. We also must comply with local laws in offering or giving gifts, entertainment, or other business courtesies. We may not provide gifts or entertainment of any kind to government officials.

If you are given or offered an improper gift from a customer or business partner, you should:

1.	Politely refuse the offer and report it to your immediate supervisor or manager.

2.	If there is no opportunity to refuse an unpermitted gift, you should return it, if possible, with an explanation of Bio-Rad’s policy on gifts.

3.	If returning the gift is not feasible or would offend the donor, you should give it to your immediate supervisor or manager.

Your immediate supervisor or manager should contact the Chief Compliance Officer for alternate disposition. If you are invited to participate in a business-appropriate entertainment activity with a customer or business partner, you should pay for your participation in the activity and inform your immediate supervisor or manager; reimbursement by Bio-Rad for such activities is subject to applicable Bio-Rad policies.

  FOR MORE INFORMATION, SEE:

Anti-Corruption Policy: II c.6, III e; II c.5, III c. Gifts SOP

Q	I recently attended a technology conference. One of the vendors whose software I might select for Bio-Rad to purchase in the near future was giving away free tablet cases. Is it okay for me to take one?

A	Generally yes, provided the item is of a modest value and does not bias you in the selection of the software product you are considering.

Q	I was invited to a site visit at a vendor’s manufacturing facility. The site is 600 kilometers away. The vendor is offering to pay for my airfare, lodging, and a ticket to a local sports event. May I accept?

A	You may visit the facility if it is for a legitimate business reason and is pre-approved by your manager. In this case, Bio-Rad will pay for travel costs and meals—these costs should not be paid for by the vendor. It is never appropriate to accept tickets to a sporting event from a vendor.

Meals and Travel

Subject to applicable Bio-Rad policies, the occasional provision or receipt of meals and refreshments with current or potential customers or with business partners is permitted, provided the meals are not frequent, the value of such meals or refreshments is modest, and the primary purpose of such meals or refreshments is to have legitimate business discussions.

In general, Bio-Rad does not permit business partners to pay for Bio-Rad workforce member travel expenses. In some instances, it may be acceptable for Bio-Rad to offer or pay for travel expenses for a business partner to demonstrate our products and services or in connection with performance of an agreement. The payment of travel expenses must comply with our internal policies and approval processes.

Only persons with a bona fide interest in the business discussions should participate in such meals, refreshments, or business travel. Therefore, persons such as spouses, other family members, and friends may not participate.

  FOR MORE INFORMATION, SEE:

Travel and Related Expense Policy 110.P

Anti-Corruption Policy: II c.5, III c

Meals and Entertainment SOP

Q	I invited a Key Opinion Leader to a business dinner, and she brought her spouse. I did not expect it—the situation was awkward. Should I have paid?

A	No. Paying for meals is intended to support a business purpose, and paying for a spouse does not support our business goals, so is not allowed. You can explain that you are not allowed by our policy to pay for spouses.

Q	I am involved in negotiations with a contractor who wants to sell his services to the company. The contractor offered to take me to dinner so that we can get to know each other and discuss business. May I accept the invitation?

A	Probably. The cost of the meal must reasonable, the occurrence must be infrequent, and it cannot affect or appear to affect your business judgment.

Avoiding Conflicts of Interest

When conducting business on behalf of Bio-Rad, we must carefully avoid situations that could create a conflict of interest, or even the appearance of one. Competing interests may limit our ability to perform our jobs objectively and without bias and could cause damage to Bio-Rad’s business.

If you have an actual or potential conflict of interest, you must promptly disclose the conflict to your manager and to Corporate Compliance.

The following types of situations can create conflicts of interest between you and the company:

Supplier and Customer Relations

A perceived conflict of interest can be created if you, your immediate family member, or a close friend holds a substantial financial interest in, or has a relationship with the owner or principal of an actual or potential customer or supplier of products or services to Bio-Rad. If you find yourself in such a situation, you must notify your manager and the Corporate Compliance Department immediately and remove yourself entirely from the selection or negotiation process.

Familial Relationships

When a personal or family relationship exists between workforce members, it may appear as though one is receiving preferential treatment over another. Therefore, no family member should be placed in a position where he or she has direct decision-making authority over another family member. Disclose this type of situation to the Human Resources Department.

Q	My brother owns a cleaning service. I’m sure he would give Bio-Rad a great deal. Can I hire him?

A	No. You must disclose this conflict to your manager and the Corporate Compliance Department. Bio-Rad may choose to hire this cleaning service, but that decision will have to be made by someone at Bio-Rad without any financial or familial connections to the cleaning service.

Q	My friend has applied for an internal transfer to a position that reports to me. Is this a problem?

A	Possibly. You must disclose this situation to your Human Resources representative promptly.

KEY TERMS

Conflict of interest: when our interests or the interests of our family members conflict with Bio-Rad’s business or with our ability to perform our job responsibilities. Such interests may include:

•	Financial interests in a customer’s, supplier’s, or competitor’s business

•	Loans or other financial transactions involving customers, suppliers, or competitors

•	Service on boards or committees of entities whose interests might conflict with Bio-Rad’s

•	Receipt of improper personal benefits

•	Outside employment

•	Family or close social relationships that might prejudice Bio-Rad business decisions

Financial Interests

Investing can become a conflict of interest if the company you invest in does business with or competes with Bio-Rad. You are required to disclose to the Corporate Compliance Department any financial interest in a Bio-Rad competitor, supplier, customer, or any entity that may influence objective decision-making. This disclosure requirement does not apply to investments in mutual funds over which you exercise no discretionary control.

Corporate Opportunities

We all have a responsibility to act in Bio-Rad’s best interests and advance these interests whenever the opportunity to do so arises. While conducting work on behalf of Bio-Rad, you may come across opportunities in which Bio-Rad may also have an interest. Taking personal advantage of a business opportunity that was learned about through work done on Bio-Rad’s behalf, or otherwise personally benefiting from Bio-Rad’s information, is prohibited without express prior written approval by Bio-Rad.

You must notify the Legal Department about the opportunity and provide ample time for Bio-Rad to determine whether it will pursue the opportunity. If, after this time, Bio-Rad waives its right to pursue the opportunity, with Bio-Rad’s permission you may act on it for your own personal gain. If you are an officer or director, you must additionally disclose such opportunities to the Board of Directors and the Legal Department.

Outside Professional Activities

Employees of Bio-Rad owe their primary professional allegiance to Bio-Rad. If an employee engages in outside professional activities that interfere with their obligations to Bio-Rad, then a conflict of interest may occur. Such conflicts may arise through service on boards or committees of organizations whose interests might conflict with Bio-Rad’s interests. Employees are required to promptly:

•	Disclose any outside professional activities that may conflict with Bio-Rad’s interests to their manager and the Corporate Compliance Department.

•	Obtain written approval from both before engaging in such activities.
Q	An organization has asked me to join its board of directors. Is this OK?

A	Maybe. Serving on the board of directors creates a potential conflict of interest. Therefore, an employee must disclose the opportunity to the Corporate Compliance Department and management and obtain written approval before accepting.

Q	Does holding a second job always constitute a conflict of interest for an employee?

A	Secondary employment, even though unrelated to Bio-Rad’s business, may represent a conflict of interest if it impacts the employee’s ability to perform his/her job. An employee must disclose outside employment to the Corporate Compliance Department and his/her manager.

  KEY QUESTIONS

If you think a situation might create a conflict of interest, ask yourself the following questions:

•	Would the situation be embarrassing to me if others in Bio-Rad learned about it?

•	Could it affect my decisions at Bio-Rad?

•	Would an outsider or other workforce member think it might impact how I do my job?

•	Would my family or I be likely to gain from my relationship with the third party doing business with Bio-Rad?

•	Would a customer or supplier wonder whether they have been treated fairly?

If you answer “yes” or even “maybe” to any of these questions, you might have a conflict of interest that you need to disclose.

Competing Fairly and Following Competition/Antitrust Laws

As part of our commitment to developing long-term relationships with our customers and business partners, we take pride in competing fairly and with integrity. We compete solely on the basis of our quality products and services and never take advantage of anyone through unfair practices.

In addition, we are accurate and truthful in all of our business dealings. We advertise and market our products and services honestly and communicate fairly with customers. We do not make misleading or disparaging statements about our competitors or their products or services.

To ensure markets operate fairly and efficiently, many nations have implemented laws to combat anti-competitive practices. We pride ourselves on complying with these laws, which are designed to protect free enterprise. While anti-competition laws may be complex, they generally forbid discussing or entering into formal or informal agreements regarding activities that may restrain trade.

Examples of such activities include:

•	Bid rigging

•	Price fixing

•	Dividing or allocating specific market territories or segments with competitors

•	Fixing production (output or capacity) or production quotes

Illegal agreements do not have to be signed contracts and may be as simple as informal understandings between two parties. If any of these topics of discussion arise when talking with a competitor (such as at an industry association meeting or a trade show), you should stop the conversation immediately and report the conversation to the Legal Department.

Violations of applicable competition laws carry severe consequences. Keep in mind that these laws can be difficult to understand and every country maintains its own laws regulating competition. Exercise caution and avoid any interaction with competitors that may place you or Bio-Rad at risk.

  FOR MORE INFORMATION, SEE:

Fair Dealing Policy

Q	A competitor called me and suggested that we exchange information about our sales in a particular country. He wants to create market share data that we can each use for our own organization. Is this proper?

A	No. You should politely refuse. If you need market share information, please contact your manager or the Legal Department so you can obtain it from approved publishers of such information.

Q	I noticed that a competitor is making what I think is a misleading claim about one of our Bio-Rad products. What should I do?

A	You should talk to your manager, who can determine what actions should be taken to protect the interests of Bio-Rad. You should not strike out at the competitor.

Gathering Competitor Information

Remaining a strong competitor in our industry sometimes requires that we lawfully gather information about our competitors. We must be sure to acquire such information in ways that are public, ethical, and legal. You may always ask coworkers, clients, and suppliers for any information about competitors that they are free to share.

However, you should not encourage them to provide information that would violate any binding legal agreements, such as contracts or non-disclosure agreements. For example, you should not seek a competitor’s confidential information from a new Bio-Rad workforce member who formerly worked for the competitor.

Research and Development

Many of Bio-Rad’s research and development activities are subject to the requirements of the U.S. Food and Drug Administration (FDA) and other national or local regulatory authorities. While there are many aspects of FDA regulation to consider, the company’s compliance with regulations and standards regarding clinical research and good clinical and laboratory practices are critically important to the health and safety of the patients who use the company’s products. Therefore, workforce members working in these areas are required to understand the rules, policies, and procedures the company follows to ensure compliance with applicable laws and FDA regulations and related clinical standards.

Q	A competitor released a new version of an instrument that competes directly with a Bio-Rad item that my team sells. I plan to ask a current customer and good friend of mine to buy one for me so we can study it. Is this appropriate?

A	No. This is an unethical business practice, plus it may result in liability to Bio-Rad. Do not do it.

Complying with Trade Controls and Sanctions

The global nature of our business means that we must understand and comply with the many laws and regulations that govern international trade. These laws include rules regarding exports, imports, and sanctioned parties. Trade controls apply not only to material or physical goods, but also to data, information, research, and other intellectual property exchanged with third parties.

Failure to obtain the appropriate government approvals before exporting products or technology can result in serious consequences, such as the loss of export privileges, as well as civil and criminal penalties.

Prior to undertaking any export transactions, you must determine whether the item is eligible for export. This can depend on the nature of the item, the destination country, the end use, and the end user. You must also verify the eligibility of both the location of delivery and the export’s recipient, and the availability of valid export licenses or other authorizations. Finally, you must obtain the necessary permits and pay all proper duties.

Bio-Rad may not conduct business in countries embargoed by the U.S. government and is limited in the type of business that can be conducted in sanctioned countries. Consult with the Legal Department to obtain the current country list prior to engaging in any type of business activity with any of these countries.

Import activity is also subject to many laws and may entail payment of duties and taxes and filing of required documents. Import declarations are subject to government audit, and failure to declare or an incorrect declaration can result in fines, penalties, seizure of property, and loss of the privilege to import.

Q	We are a few months behind schedule on delivery to a customer of a part that is awaiting an export license. But I am doing a site visit in 10 days with this customer. Can I just take the part along and then work out the paperwork afterwards?

A	No. Bio-Rad complies with applicable export and import laws. Breaching these rules could expose the company to legal sanctions, undermine our credibility with the customer, and seriously damage our reputation.

KEY TERMS

Export: a product, software, or technical information that is (a) transferred from one country to another by any means (for example, physical transfer, email, electronic download) or (b) is provided to a citizen or representative of another country, no matter where that person is located or how the transfer is made.

Country of origin: the country in which a particular technology was developed. Some countries, including the United States, have rules restricting the export of their technologies.

Sanctions and Boycotts

Laws of many countries also restrict activities with certain “sanctioned” individuals and companies worldwide. We must not authorize, approve, or enter into any transactions or dealings with such individuals or companies.

A boycott occurs when one group, business, or country refuses to do business with a particular person or country. U.S. anti-boycott laws prohibit us from cooperating with boycotts that are not sanctioned by the United States, such as the Arab League boycott of Israel.

We are required by law to report all requests to participate in an unsanctioned boycott. Such requests are often hidden in seemingly harmless documents, like letters of credit or bills of lading. If you believe you may have received such a request or have a question regarding anti-boycott laws, contact the Legal Department immediately.

  FOR MORE INFORMATION, SEE:

Export Compliance and Management Program SOP

Hiring Foreign Nationals Policy 513.P

Management Guidelines

Assuring Product Quality and Safety

Bio-Rad is committed to providing quality products and services to our customers in compliance with applicable laws and regulations governing the development, manufacturing, labeling, and approval of those products. We focus on understanding the requirements of our customers and providing products and services that meet or exceed their specifications and expectations.

We take care to ensure we are aware of, and comply with, regulatory requirements related to the approval, labeling, and sales and marketing of our products. This means we must always be certain we understand and follow all contract specifications and quality control procedures and complete all required inspection and testing operations properly.

  FOR MORE INFORMATION, SEE:

          Safety and Health Policy, 600.P

Purchasing and Supplier Relations

It is important to Bio-Rad’s reputation as a responsible purchaser to engage only those suppliers who comply with any trade controls and sanctions, and with all applicable employment, environmental, anti-corruption, fair competition, and intellectual property laws and all laws regarding human trafficking and slavery.

To fulfill our commitment to product quality and safety, we expect our suppliers to assure the quality and safety of goods and services they provide.

Consult with the Legal Department, the Corporate Compliance Department, or the Procurement Department if you have any questions regarding the appropriate due diligence and contracting to be undertaken before conducting business with any vendor, supplier, contractor, reseller, distributor, customer, or other third party. You should not engage any supplier without following applicable Bio-Rad policies.

  FOR MORE INFORMATION, SEE:

          Bio-Rad Supplier Code of Conduct

          Global Purchasing Policy

Q	My team is under deadline to manufacture reagents used in life-saving medical tests. One of the machines that I operate is three days overdue for recalibration, but to stop the run to make adjustments will take us offline for hours. Should I speak up?

A	Yes. You have a duty to raise the issue with your supervisor because this is a significant regulatory and safety issue. And consider what might happen if being out of specification led to a bad batch, which then gives faulty readings in the field.

Q	I heard informally one of our suppliers is being investigated for using child labor. I have no direct knowledge of this supplier’s dealing. I didn’t visit the factories. Should I ignore this rumor?

A	No, don’t ignore it. Bring this information to your manager. Bio-Rad is committed to working only with business partners that meet legal and ethical standards.

Q	I had preliminary discussions with a hospital about the sale of an instrument. The hospital’s procurement director informed me that all product sales must go through a third-party reseller who will give the hospital a longer credit term. What should I do?

A	Contact the Corporate Compliance Department. While this arrangement may be permissible, the reseller will be required to submit to the Bio-Rad due diligence process and enter into an appropriate contract with Bio-Rad before Bio-Rad could sell the instrument to them for subsequent resale to the hospital.

Accuracy of Records and Internal Controls

We must each do our part to ensure that Bio-Rad’s financial information is accurate and complete. We make decisions every day based on information recorded at every level of our operations. Incomplete or inaccurate information may lead to poor decisions or negative consequences.

The records we create as part of our daily responsibilities also have a significant impact on the financial information Bio-Rad discloses to the public. We must therefore be sure that the records we create, including time cards, expense reports, inventory reports, research test results, production and quality data, and any other corporate information, are true, fair, and accurate.

At all times, we must act according to our internal controls procedures. Consequences for falsifying financial records are severe, including potential criminal and civil prosecution for the company, the individuals involved, and senior management of Bio-Rad.

Properly maintaining our business records is vital to our compliance with laws and regulations. To comply with laws and regulations regarding records management, we have adopted policies and procedures concerning record retention and the types of documents we are required to maintain. We have established retention schedules for each type of record and specified circumstances when it is necessary to maintain or segregate certain records.

If you are notified by the Legal Department or your manager that documents or electronic files in your possession are subject to a “legal hold” or are needed for an investigation, you must follow directions and preserve those documents. Under no circumstances should you destroy, conceal, or alter them in any way.

  FOR MORE INFORMATION, SEE

          Records Management Policy

          Employee Records Policy 510.P

          Management Guidelines

Q	Last Tuesday my manager asked me—well, told me, really—to “be a team player” and move some costs in a report from my department to another group, which is still underspent. This way, our department is not overspent. After all, it’s all Bio-Rad money. Is that OK?

A	No. You would be falsifying accounting records for your department and you would be manipulating records in the other department. Being a “team player” never includes violating Bio-Rad policy. Costs can be transferred only when there is a valid reason, such as the cross-charging of a legitimate service.

Q	I’m a member of a small team, and I think that another team member has been altering the sales numbers. I’m worried that if I report this matter, the person will be able to tell it was me. What should I do?

A	You should raise the concern through one of the channels available to you. In most instances, you can report the matter anonymously through the Integrity Helpline if you prefer. Regardless of how you report the concern, the matter will be handled as confidentially as possible.

  POINTS TO REMEMBER

•	We never establish unrecorded funds or take other steps to falsify Bio-Rad’s books and records.

•	We must record all information related to Bio-Rad’s operations promptly, honestly, and accurately.

•	We must seek and obtain appropriate internal approvals, as required, in a timely manner and comply with Bio-Rad’s record keeping requirements.

•	We must cooperate fully with internal and external auditors in any audit related to Bio-Rad’s operations.

Preventing Money Laundering

Money laundering is the act of concealing the sources of money to avoid disclosing its sources, explaining its uses, or paying taxes on it. Many countries, including the United States, prohibit conducting transactions that involve proceeds from criminal activities. We will conduct business only with reputable customers and other business partners involved in legitimate business activities using funds derived from legitimate sources. Be especially wary of oddly structured transactions.

Avoiding Insider Trading

We are prohibited from using “material,” “nonpublic” information that was acquired through work done on behalf of Bio-Rad in connection with buying or selling any securities (for example, stock, bonds, or options).

No matter where you are located, you must comply with this policy, which also prohibits providing material, nonpublic information to another person who then trades on the basis of that information. This is sometimes referred to as “tipping.” It is important to note that tipping can expose us to the same consequences as insider trading. The penalties may be severe, including fines, termination of employment, and potential imprisonment.

  FOR MORE INFORMATION, SEE

          Insider Trading Policy 111.P

          Employee Handbook

          Management Guidelines

Q	A Bio-Rad customer in the European Union placed a large order with a substantial deposit. The order was canceled and the customer requested that the funds be refunded to a bank account in Latin America. Should I be concerned?

A	Yes. You should be concerned if a transaction involves transferring funds to or from countries or entities unrelated to the transaction. Requests to transfer money to third parties also raise concerns that need to be investigated to ensure the legitimacy of the transaction. Consult with the Legal Department or the Corporate Compliance Department before proceeding.

KEY TERMS

Material information: information is considered “material” if a reasonable investor would consider the information important in deciding whether to buy, sell, or hold a stock or other security.	Nonpublic information: information that has not yet been disclosed to or absorbed by the public. Material, nonpublic information can include:

	• Unreleased sales figures • Pending mergers or acquisitions • Earnings estimates	• Labor disputes • Introduction of a new product or service • Adjustments to key personnel positions

Safeguarding Our Assets and Reputation

Bio-Rad’s physical assets (for example, our inventory, equipment, materials, and facilities), digital assets (for example, company documents, designs, and images), and our intangible assets (for example, patents, trademarks, and brand reputation) are key to our success.

All Bio-Rad workforce members must safeguard these assets from theft, loss, misuse, and waste. In addition, we must make sure that company technology, including any personal or company-issued mobile device, is used for appropriate business purposes. Workforce members or other individuals utilizing company-approved equipment, software, technologies, data, or services should not have any expectation of communication privacy, even for limited, approved personal uses.

  FOR MORE INFORMATION, SEE

          Employee Handbook

          Mobile Phone Device Policy 412.P

Technology Equipment and Services Device Usage Policy 404.P

          Communications Policy 409.P

          Employee Privacy Policy 403.P

Use of Information Technologies

If Bio-Rad has provided you with a computer, cell phone, or other portable technology, you must use that technology appropriately and in accordance with Bio-Rad’s policies. While seeking to maintain workforce member privacy, the company reserves the right to monitor use of company property, including computers, email, mobile devices, phones, and proprietary information, in accordance with applicable law. Bio-Rad’s policies on technology always apply to Bio-Rad equipment and do not change after hours or when you are traveling.

You may not use Bio-Rad equipment or access the internet from work or Bio-Rad equipment for any of the following:

1.	Personal profit

2.	Personal business ventures

3.	Personal political purposes

4.	Antisocial or unethical behavior

5.	Activities that violate international, country, federal, state, or local laws or regulations

6.	Activities that violate legal protections provided by patents, copyrights, trademarks, and intellectual property rights

7.	Chain letters

8.	Recreational games

9.	Unauthorized disclosure of Bio-Rad critical business information

10.	Unauthorized access, or attempted access or entry, to any other network or computer

Only properly licensed software may be utilized on Bio-Rad equipment or in the performance of your duties as a Bio-Rad workforce member. We should not use software that is not supplied by Bio-Rad or expressly approved for use by Bio-Rad.

Intellectual Property

Bio-Rad owns numerous trademarks, patents, copyrights, and trade secrets, including company logos, publications, and software that we have developed or created. Bio-Rad has specific protections and legal rights with respect to our intellectual property.

Ideas and inventions generated by workforce members during their employment generally belong to Bio-Rad. Vendors and others outside Bio-Rad may not use Bio-Rad’s logo or other intellectual property without our permission or appropriate licensing arrangements.

  FOR MORE INFORMATION, SEE

          Management Guidelines

Use of Social Media

Bio-Rad’s participation on social media platforms must be conducted in a responsible way so it does not damage the Company’s competitive advantage and reputation. It is important to keep in mind that you are representing Bio-Rad at all times, whether you post in a public online venue or a private Bio-Rad forum.

  FOR MORE INFORMATION, SEE

          Social Media Policy 411.P

Q	I have invented something as part of my work at Bio-Rad. I think the idea is new, and that it could benefit the company. What should I do about it?

A	You should disclose the idea to your supervisor, the head of R&D for your group, or a member of the IP group within Bio-Rad’s Legal Department. Legal will then evaluate the idea, in collaboration with the relevant business unit, and advise whether a patent should be applied for. Remember that disclosure of an invention outside of Bio-Rad before filing could result in failure to obtain a patent.

Privacy and Personal Information

At Bio-Rad, we respect and protect personal information of all individuals, including Bio-Rad workforce members, clients and business contacts, job applicants, and members of the public involved in testing or use of our products. We are committed to complying with applicable data privacy laws.

We also follow privacy laws and agreements when collecting, transmitting, using, or disclosing personal data (name, contact information, or other identifiable data) from or about our business partners, potential or actual customers, and end users. We use “anonymous” data (names removed and not identifiable) or “aggregated” data (summarized so as not to be identifiable to an individual) instead of personal data where appropriate or required. We limit access to personal data to those workforce members or others who need it for a legitimate business purpose.

  FOR MORE INFORMATION, SEE

          Employee Privacy Policy 403.P

Protecting Company Information

Information is a large part of what gives us our competitive advantage. Many of us need access to Bio-Rad’s confidential, proprietary information and also confidential third-party information to perform our jobs. It is our responsibility to keep this information confidential and protected, except where disclosure is specifically authorized by Bio-Rad or required by law. Information that has been entrusted to us by our customers, suppliers, and other business partners must be protected as carefully as our own information. We protect these rights by ensuring that appropriate terms are included in agreements with suppliers, service providers, vendors, and any other business partners.

You may share confidential information only with those who have a legitimate business need to know, whether inside or outside of Bio-Rad. To protect this information and prevent its accidental discussion, you must take proper precautions. You should follow all security measures and internal control procedures for computer systems, portable electronic devices, Wi-Fi hotspots, laptops, and other storage devices, such as flash drives and USB devices. Passwords or access codes should not be divulged, and you should not allow others to use your accounts.

Be cautious when discussing sensitive information on a cell phone or with a coworker in public places, such as elevators, airports, and restaurants, or in open areas within Bio-Rad, such as break rooms or restrooms. Do not leave documents containing sensitive information in a place where an unauthorized person might have the opportunity to read them, including an unattended desk or on a copy machine.

  FOR MORE INFORMATION, SEE

          Employee Handbook

Technology Equipment and Services Device Usage Policy 404.P

          Mobile Phone Device Policy 412.P

Q	I saw a new face at a recent product meeting. He introduced himself as a consultant, brought on to help with getting regulatory approval for a new Bio-Rad instrument. But I later learned that he has not even signed a Bio-Rad contract yet. My supervisor says she knows him already and he is totally trustworthy. Do I need to do anything?

A	Yes. This is a cause of concern. The consultant due diligence process is mandatory for those who act on behalf of Bio-Rad with government, customers, and healthcare professionals and healthcare organizations. Until the consultant has been approved through our due diligence process and is under a contract, he should not be doing work for Bio-Rad. Furthermore, he absolutely must not have access to proprietary or confidential Bio-Rad information.

Charitable Contributions and Community Impact

To support the communities where we live and work, we are encouraged to participate in charitable activities both as a company and as individuals. Participation in charitable and community activities is entirely voluntary. However, commitment of Bio-Rad funds and/or assets is subject to all applicable Bio-Rad policies, particularly those policies that establish guidelines for the approval of non-profit, charitable, and community contributions, donations and volunteer activities, and the use of Bio-Rad resources for charitable and community activities on a worldwide basis.

Charitable contributions must comply with applicable laws and must never be offered or given to improperly influence a business partner, including a government official.

  FOR MORE INFORMATION, SEE

          Anti-Corruption Policy: III j

          Employee Handbook

          Community Involvement Policy 214.G

          Charitable Contributions SOP

Communicating with Media and Investors

We must ensure accurate and consistent corporate communications. For this reason, only authorized individuals may communicate on behalf of Bio-Rad with the media and outside analysts. Direct all inquiries from outside media sources or analysts to the Investor Relations Department at investor_relations@bio-rad.com.

  FOR MORE INFORMATION, SEE

          Communications Policy 409.P

Q	My business unit was asked by a very well respected local hospital for a grant of cash plus Bio-Rad reagents to support research. Is this OK?

A	It depends. You must obtain management approval plus submit a request through the Bio-Rad Business Courtesies Portal. The charitable contribution must be reasonable, cannot be an inducement for other purchases, and cannot violate any laws.

Protecting the Environment

For the good of our planet and future generations, we act as stewards of our environment. We must strive at all times to meet all applicable legal and regulatory requirements, as well as internationally accepted environmental standards.

We aim to be environmentally responsible in the management of our operations. We seek to make efficient use of natural resources through innovative product design, operational excellence, and effective facility management. When practical, we work to reduce or eliminate hazardous wastes and emissions from our manufacturing processes. We also strive to handle any generated wastes safely, responsibly, and in compliance with all applicable laws.

Political Activities

Bio-Rad encourages each workforce member to actively participate in the political process. You should, however, only do so voluntarily and during personal time, unless applicable law requires otherwise. You must make certain that participating in political activity in no way impairs your work efforts or damages Bio-Rad’s standing or image. You may never make political donations or contributions using Bio-Rad’s name, time, funds, or other resources.

Q	Last night, I think I saw someone discarding chemical waste behind a shed at our plant. I don’t know for sure, so I should just ignore it, right?

A	No. Even if you are not sure, you must raise the concern to your manager so that it can be investigated. Or you can raise a concern through the Integrity Helpline.

Bio-Rad will electronically distribute this Code to all Bio-Rad personnel and make it available via the company website. All Bio-Rad personnel must acknowledge that they have read and understood the Bio-Rad Code of Business Ethics and Conduct as part of mandatory compliance training on this Code.

This Code has been approved and adopted by Bio-Rad’s Board of Directors, and any amendment must be in writing and must be authorized by our Board of Directors or a committee thereof. There may be limited situations that warrant a formal waiver of a provision of this Code for an individual. Only the Corporate Compliance Officer or the Legal Department may grant such waivers, which must be obtained in advance of the proposed action; however, only the Board of Directors or a committee thereof may grant a waiver for actions by executive officers or directors. Any amendment or waiver will be disclosed promptly in accordance with any applicable legal or listing requirements.

Bio-Rad Laboratories, Inc.

Bulletin 6764 Ver A US/EG	15-1213	1115